EXHIBIT 99.2
GMP ANNOUNCES THIRD QUARTER EARNINGS

COLCHESTER, VT…Green Mountain Power Corporation (NYSE: GMP) today announced consolidated earnings of $0.48 per share of common stock, diluted, for the third quarter of 2005 compared with consolidated earnings of $0.65 per share of common stock, diluted, for the same period in 2004. Year to date earnings for 2005 are $1.50 per share, diluted, compared with earnings of $1.70 per share, diluted for the first nine months of 2004.

Earnings declined in the third quarter of 2005 primarily as a result of higher power supply, other operating and transmission expenses partially offset by an increase in retail revenues. "The earnings decline in 2005 was caused in large part by significantly higher wholesale energy prices,” said Christopher L. Dutton, President and Chief Executive Officer. “We expect earnings to bounce back in the fourth quarter as the Company has more power supply than anticipated demand, but not enough to counter the weakness we experienced during the third quarter. As a result, we are revising our forecast of 2005 earnings to be within a range of $1.90 and $2.10 per share as compared with previous guidance of $2.08 to $2.19 per share.”

The Company has long-term, essentially fixed-price, power supply contracts that cover over 90 percent of customer demand under normal weather conditions. Nonetheless we were exposed to higher energy prices in the third quarter of 2005, including lost margins on incremental sales, increased costs of energy lost over the transmission system (line losses) and higher allocated costs from ISO New England for congestion and other ancillary energy services. Hurricanes Katrina and Rita and a very hot summer sent New England wholesale electricity prices sharply higher in the third quarter.

“Cash flow has been strong in 2005, and we expect to increase our annual dividend by 12 cents per share in the first quarter of 2006, consistent with our dividend growth over the last few years, so long as financial and operating results permit,” said Mr. Dutton. “Even after the anticipated 2006 dividend increase, the Company’s payout ratio will be below most other comparable utilities, and we expect to continue our dividend growth policy until we reach the middle of a payout range of between 50 and 70 percent of earnings.”

The Vermont Public Service Board issued an order in December 2003 allowing the Company to carry unused deferred revenue totaling approximately $3.0 million to 2004 and to recognize this revenue to achieve its allowed rate of return during 2004. During the third quarter of 2004, the Company’s earnings benefited by $0.05 per share as a result of recognizing deferred revenues, compared with no recognition of deferred revenue during the same period of 2005. A rate increase of 1.9 percent effective in January 2005 resulted in the replacement of deferred revenues with cash revenues and has contributed to strong cash flows in 2005.

Retail operating revenues for the third quarter of 2005 increased by $6.4 million compared with the same period in 2004, reflecting the effects of warmer summer weather, increased sales of utility services to other municipalities and utilities, the 1.9 percent rate increase and an increase in the number of customers. Total retail megawatt hour sales of electricity increased by 6.6 percent in the third quarter of 2005, compared with the same period in 2004. Sales to residential and small commercial and industrial customers increased by 13.4 percent and 8.2 percent, respectively, compared with the third quarter in 2004. By contrast, sales to large commercial and industrial customers decreased by 0.2 percent in the third quarter of 2005 compared with the same quarter last year. Increased revenues from the sale of utility services to other utilities and large industrial customers in the third quarter of 2005 also contributed approximately $2.1 million to retail revenue growth, when compared to the same period last year. Other operating expenses increased by $1.9 million in the third quarter of 2005, reflecting an increase of $1.7 million in utility services expense. These sales of services are intended to allow the Company to recover some of its administrative and general and staffing costs from other parties and ultimately reduce costs to customers. Wholesale revenues in the third quarter of 2005 also increased by $2.3 million compared with the third quarter of 2004, reflecting higher energy prices.

Power supply expenses increased $6.3 million in the third quarter of 2005 compared with the same quarter of 2004 due to increased costs of market purchases to serve marginal load, and increased costs of transmission line losses and congestion costs allocated within the New England power pool by ISO New England. Congestion charges represent the cost of delivering energy to customers and reflect energy prices, customer demands, and the availability of transmission and generation resources. The Company paid an average market price of approximately $103 per megawatt hour for system purchases during hours when customer demand exceeded supply during the third quarter of 2005, compared to $41 per megawatt hour in the same period last year, inclusive of the effects of congestion and line losses.

Transmission expenses increased by $600,000 in the third quarter of 2005 compared with the same period last year, primarily as a result of increased energy purchases. The Company’s future growth will benefit from expanded transmission investment by VELCO, principally for the construction of high voltage transmission lines in Vermont. The Northwest Reliability Project is the most significant component of that expanded investment. The Vermont Public Service Board has issued a certificate of public good for the project and VELCO has begun construction of this project.

In other developments, Green Mountain Power will be recognized by the Edison Electric Institute next week as the top-performing small-cap company in its Index of Shareholder-Owned Electric Utilities for the past five years. The index values total return over a five-year period.

Green Mountain Power Corporation	Quarterly Earnings Summary
in thousands except per share amounts	Three Months Ended		Nine months ended
	September 30		September 30
	2005	2004	2005	2004
Retail revenues	$57,584	$51,224	$162,874	$154,838
Wholesale revenues	6,740	4,443	14,586	19,220
Total operating revenues	$64,324	$55,667	$177,460	$174,058
Net income	$2,542	$3,390	$7,902	$8,906
Net income applicable to common stock	2,542	3,390	7,902	8,906
Net income-continuing operations	2,524	3,392	7,900	8,915
Net income(loss)-discontinued operations	18	(2)	2	(9)

Basic earnings per share-continuing operations	$0.49	$0.67	$1.52	$1.76

Diluted earnings per share-continuing operations	$0.48	$0.65	$1.50	$1.70

Dividends declared per share	$0.25	$0.22	$0.75	$0.66
Weighted average shares of common stock outstanding-Basic	5,208	5,089	5,185	5,068
Weighted average shares of common stock outstanding-Diluted	5,301	5,251	5,284	5,238

There are statements in this information release that contain projections or estimates and that are considered to be "forward-looking" as defined by the Securities and Exchange Commission (the "SEC"). In these statements, you may find words such as believes, expects, plans, or similar words. These statements are not guarantees of our future performance. There are risks, uncertainties and other factors that could cause actual results to be different from those projected.

For further information, please contact Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418 or Robert Griffin, Vice President, Chief Financial Officer and Treasurer, at 802-655-8452.